EXHIBIT 99.3

AKAMAI TECHNOLOGIES, INC.
150 BROADWAY
CAMBRIDGE, MA 02142

November 12, 2015

Dr. F. Thomson Leighton
[Address]

Re: Amendment to Employment Agreement

Dear Tom:

In accordance with Section 9 of your February 25, 2013 Employment Agreement with Akamai Technologies, Inc. (the “Company”), the following sets forth an amendment thereto.

Section 5(c) is hereby amended in its entirety to read as follows:

(c)    If you are employed by the Company as of the date of a Change in Control Event, then effective immediately prior to the occurrence of such Change in Control Event, you shall be entitled to pro-rated vesting of any then-unvested restricted stock units (“RSUs”) issued prior to November 12, 2015, the vesting of which is subject to the achievement of performance targets (“Performance RSUs”), as follows: the number of Performance RSUs that vest shall be equal to 100% of the then-outstanding number of unvested RSUs issuable upon achievement of target level performance of applicable metrics, pro-rated based on the percentage of the vesting period that has elapsed as of the closing date of the Change in Control Event since the grant date of the Performance RSUs. Notwithstanding the foregoing, in the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume the unvested Performance RSUs and convert them into time-based vesting RSUs in connection with a Change in Control Event, 100% of such RSUs shall become vested, immediately prior to the Change in Control Event, at the target level performance of applicable metrics. In the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume any time-based vesting RSUs in connection with a Change in Control Event, 100% of such RSUs shall become vested, immediately prior to the Change in Control Event.

If you are employed as of the date of a Change of Control of the Company and within twelve (12) months following such Change of Control, your employment is terminated by the surviving entity for any reason other than Cause or you resign for Good Reason:

(i)you shall be entitled to a lump sum cash payment equal to the sum of: (A) one year of your then-current annualized base salary, (B) your then-applicable annual incentive bonus at target and (C) your then-applicable incentive bonus at target multiplied by a fraction of which the numerator is the day of the year on which the effective date of termination falls (e.g., a February 15th termination date would be the 46th day) and the denominator is the number of days in such year. For purposes of this Agreement, “bonus at target” shall be as set forth in the terms of the then-applicable annual incentive bonus plan;

(ii)notwithstanding anything to the contrary in any current or future grant agreement governing the award of stock options, you shall be entitled to 100% vesting of all outstanding unvested stock options held by you on the date of termination;

(iii)    you shall be entitled to 100% vesting of all unvested restricted stock units held by you on the date of termination (including RSUs issued after November 12, 2015 that originally had performance-based vesting that converted into time-based vesting RSUS upon the Change in Control Event); and

(iv)    you shall be entitled to a lump sum payment of an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination.

Except as set forth herein, the terms of the Employment Agreement remain in full force and effect, without amendment. Please sign below to indicate your acceptance of the terms of this amendment to your Employment Agreement.

Very truly yours,

AKAMAI TECHNOLOGIES, INC.

By: __/s/ James Gemmell_________________________
James Gemmell
EVP - CHRO

I accept the foregoing amendment to my Employment Agreement with the Company.

___/s/ F. Thomson Leighton_______________________
F. Thomson Leighton

Date: November 12, 2015